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                                                                     EXHIBIT 3.1

            FILED
    IN THE OFFICE OF THE
  SECRETARY OF STATE OF THE
       STATE OF NEVADA         ARTICLES OF INCORPORATION
                                          OF
         OCT 21 1997       DIGITAL HOME THEATER SYSTEMS, INC

DEAN HELLER SECRETARY OF STATE
          C23371-97

      FIRST. The name of the Company shall be Digital Home Theater Systems, Inc.

      SECOND. The resident agent and registered office located within the State of Nevada is:

           LaVonne L. Frost
           711 South Carson Street, Suite 1
           Carson City, Nevada 89702

      THIRD. The purpose for which the corporation is formed is for the purpose of transacting any lawful business, or promoting or conducting any legitimate object or purpose, under and subject to the laws of the State of Nevada.

      FOURTH. The stock of the corporation is divide into two classes: (1) Common Stock in the amount of Twenty Million (20,000,000) shares having a par value of $0.00! each; and (2) Preferred Stock in the amount of (5,000,000) shares having a par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, (1) to divide the Preferred Stock into more than one class of stock or more than one series of any class; (2) to establish and fix the distinguishing designation of each such series and the number of shares thereof, which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding; and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes or stock or series thereof and the qualifications, limitations or restrictions such rights of each series so established prior to the issuance thereof. There shall be no cumulative voting by shareholders.

      FIFTH. The corporation, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of the Nevada Revised Statutes. Such purchases may be made either in the open market or at a public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the corporation and at such prices as the directors shall from time to time determine.

      SIXTH. No holder of shares of the corporation of any class, as such, shall have any preemptive right to purchase or subscribe for shares of the corporation, of any class, whether now or hereafter authorized.

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      SEVENTH. The Board of Directors shall consist of no fewer than one member and no more than seven members. The initial Board of Directors has not been determined as of the date hereof.

           Duayne Balls
           1249 West 75 South
           Clearfield, Utah 84015

      EIGHTH. No officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided pursuant to the Nevada Revised Statutes.

      NINTH. The name and address of the Incorporator of the corporation is as follows:

           Tammy Gehring
           2133 East 9400 South, Suite 300
           Sandy, Utah 84093

      IN WITNESS WHEREOF, these Articles of Incorporation are hereby executed this 15th day of October, 1997.

/s/  Tammy Gehring
-----------------------------------
Tammy Gehring, Incorporator

NOTARIZATION OF SIGNATURE OF THE INCORPORATOR

State of Utah                          )
                                       )
County of Salt Lake                    )

On this 15th day of October, 1997 before me, Jennifer Brakey, a notary public, personally appeared Tammy Gehring, the person whose name is subscribed to this instrument and who has acknowledged that he/she executed the same as the Incorporator of the above corporation.

                                       /s/  Jennifer Brakey
                                       -----------------------------------------
                                       Notary Public

                                        3/29/98
                                       -----------------------------------------
                                       My Commission Expires

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